ADDENDUM

     ADDENDUM ("Addendum") to that certain Agreement and Plan of Reorganization dated April 28, 2000 (the "Reorg Agreement"), by and among WALLSTREET RACING STABLES, INC., a Colorado corporation ("Wallstreet"), WRS MERGER CORP., a Colorado corporation and a wholly-owned subsidiary of Wallstreet ("Merger Sub"), the undersigned individuals or entities who are the principal shareholders of Wallstreet ("Wallstreet Principal Shareholders"), PIPELINE TECHNOLOGIES, INC., a Florida corporation ("Pipe") and the undersigned individuals or entities who are the principal shareholders of Pipe ("Pipe Shareholders;" all of the foregoing parties are sometimes hereafter referred to as the "Parties").

     WHEREAS, the Parties have entered into the Reorg Agreement contemplating the merger of Merger Sub with Pipe ("Merger"), such that Pipe would become a wholly-subsidiary of Wallstreet; and

     WHEREAS, the Parties originally contemplated that Wallstreet would close a private placement of common stock in an amount not less than $2 million at or before the closing of the Merger; and

     WHEREAS, the parties have agreed to modify certain terms of the Reorg Agreement relating to the private placement and other conditions.

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Addendum, and the covenants and conditions hereinafter set forth, the Parties hereby agree as follows:

     1. Section 1.5 of the Reorg Agreement is hereby amended to read in its entirety as follows:

     Issuance and Cancellation of Shares in the Merger.
     --------------------------------------------------
     At the Closing, Wallstreet shall issue an aggregate of 8,453,425 shares of its Common Stock (being an aggregate of approximately 89.5% of the Common Stock of Wallstreet outstanding immediately after the Closing) to the shareholders of Pipe. As of the Effective Time, by virtue of the Merger and the foregoing share issuance and without any additional action on the part of Merger Sub, Pipe or the holder of any shares of any of them:

          (a) Capital Stock of Merger Sub.
              ----------------------------
          Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

         (b) Capital  Stock of Pipe.
             -----------------------
          Each issued and outstanding share of the capital stock of Pipe shall be converted into the right to receive 845.3425 shares of Common Stock, par value $.001 per share, of Wallstreet (the "Merger Shares") with the result that after the Effective Time, Pipe will become a wholly owned subsidiary of Wallstreet. All such converted shares of Pipe shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.

     2. Section 4.7 of the Reorg Agreement is hereby amended to provide that all of the officers and directors of Wallstreet shall resign as of the Closing Date, except Ray McElhaney, who shall appoint Timothy J. Murtaugh and John D. McKey, Jr. to the Board of Detectors and shall then immediately resign.

     3. Section 4.8 of the Reorg Agreement is hereby amended to provide that Pipe shall pay to Wallstreet the amount of $87,500 (rather than $75,000) within three days prior to the Closing in cash or collectible funds. The $87,500 shall be fully refundable to Pipe if the Closing does not occur for any reason and the $37,500 previously paid by Pipe is nonrefundable in any event. The remaining provisions of that Section shall remain unchanged.

     4. Section 5.2(h) of the Reorg Agreement is hereby amended to provide that prior to the Closing, Wallstreet shall have received evidence satisfactory in its sole discretion that Pipe has received financing in an amount not less than $1,000,000, which may be in the form of debt or equity.

     5. Section 7.1(c) is hereby amended to provide that the Reorg Agreement may be terminated at any time prior to the Effective Time by either Wallstreet or Pipe if the Merger shall not have been consummated on before June 15, 2000.

     6. Except as set forth above, the remaining provisions of the Reorg Agreement shall remain unchanged.

     IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.

                                  WALLSTREET RACING STABLES, INC.


                                  By:   /s/ Raymond E. McElhaney
                                        ---------------------------------
                                        Raymond E. McElhaney, President


                                  WRS MERGER CORP.


                                  By:   /s/ Raymond E. McElhaney
                                        ---------------------------------
                                        Raymond E. McElhaney, President

                                  PIPELINE TECHNOLOGIES, INC.


                                  /s/ Timothy J.  Murtaugh, CEO
                                  -----------------------------
                                  Timothy J.  Murtaugh, Chief Executive Officer



                                  PIPELINE
                                  SHAREHOLDERS:

                                  /s/ Timothy J.  Murtaugh
                                  -----------------------------
                                  Timothy J.  Murtaugh



                                  /s/ Robert L. Maige
                                  -----------------------------
                                  Robert L. Maige


                                  WALLSTREET
                                  SHAREHOLDERS


                                  /s/ Raymond E. McElhaney
                                  ---------------------------------------
                                  Raymond E. McElhaney


                                  /s/ Bill M. Conrad
                                  ---------------------------------------
                                  Bill M. Conrad